Exhibit 9.1

Green Planet Bioengineering Co., Ltd.

Consolidated Financial Statements

For the years ended December 31, 2008 and 2007

(Stated in US dollars)

Green Planet Bioengineering Co., Ltd.

Consolidated Financial Statements

For the years ended December 31, 2008 and 2007

Index to Consolidated Financial Statements

PAGES

Report of Independent Registered Public Accounting Firm

1

Consolidated Statements of Income and Comprehensive Income

2

Consolidated Balance Sheets

3

Consolidated Statements of Cash Flows

4

Consolidated Statements of Stockholders’ Equity

5

Notes to Consolidated Financial Statements

6 - 23

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Green Planet Bioengineering Co., Ltd

We have audited the accompanying consolidated balance sheets of Green Planet Bioengineering Co., Ltd. (the “Company”) and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2008.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF

Certified Public Accountants

Hong Kong

May 6, 2009

Green Planet Bioengineering Co., Ltd.

Consolidated Statements of Income and Comprehensive Income

(Stated in US dollars)

	Year ended December 31,
	2008	2007

Sales revenue	$10,401,530	$8,059,104
Cost of sales	(3,939,610)	(2,999,328)

Gross profit	6,461,920	5,059,776

Operating expenses
Administrative expenses	1,117,729	581,550
Research and development expenses	444,404	200,204
Selling expenses	247,991	227,535

	1,810,124	1,009,289

Income from operations	4,651,796	4,050,487
Interest income	14,141	4,667
Subsidy income	57,660	76,369
Other income	1,435	1,317
Finance costs - Note 3	(151,814)	(140,356)

Income before income taxes and minority interest	4,573,218	3,992,484
Income taxes - Note 4	(1,222,919)	(1,302,826)

Net income	$3,350,299	$2,689,658

Other comprehensive income
Foreign currency translation adjustments	747,343	529,165

Total comprehensive income	$4,097,642	$3,218,823

Earnings per share - Note 5
- Basic	$0.24	$0.19

- Diluted	$0.22	$0.19

Weighted average number of shares outstanding :
- Basic	14,193,831	14,141,667

- Diluted	15,220,563	14,141,667

See Notes to Consolidated Financial Statements

Green Planet Bioengineering Co., Ltd.

Consolidated Balance Sheets

(Stated in US dollars)

	As of December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$665,568	$333,081
Trade receivables	4,346,403	2,113,989
Deferred taxes - Note 4	31,643	22,580
Other receivables	51,841	2,742
Inventories - Note 6	431,569	667,732

Total current assets	5,527,024	3,140,124
Intangible assets - Note 7	159,159	104,096
Property, plant and equipment, net - Note 8	3,144,067	3,133,301
Land use rights - Note 9	7,841,214	7,349,936
Deferred taxes - Note 4	8,977	30,795
Deposit for acquisition of intangible assets	161,370	-

TOTAL ASSETS	$16,841,811	$13,758,252

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$715,363	$612,085
Other payables and accrued expenses - Note 10	1,262,011	499,812
Amount due to a related party - Note 11	11,443	43,392
Amount due to a stockholder - Note 11	3,362	27,420
Loan from a related party - Note 12	-	479,850
Short-term other loans - Note 13	-	1,343,580
Loan from government - Note 14	146,700	137,100
Income tax payable	301,197	414,572
Deferred revenue	63,081	72,663

Total current liabilities	2,503,157	3,630,474
Other payables - Note 10	-	884,295

TOTAL LIABILITIES	2,503,157	4,514,769

COMMITMENTS AND CONTINGENCIES - Note 18

STOCKHOLDERS’ EQUITY
Preferred stock : par value of $0.001 per share,
Authorized: 10,000,000 shares in 2008 and 2007,
none issued and outstanding	-	-
Common stock : par value $0.001 per share - Note 15
Authorized : 250,000,000 shares in 2008 and 40,000,000
shares in 2007; issued and outstanding : 14,421,667
shares in 2008 and 14,141,667 shares in 2007	14,422	14,142
Additional paid-in capital	5,116,175	4,118,926
Statutory reserve - Note 16	848,550	481,912
Accumulated other comprehensive income	1,476,159	728,816
Retained earnings	6,883,348	3,899,687

TOTAL STOCKHOLDERS’ EQUITY	14,338,654	9,243,483

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,841,811	$13,758,252

See Notes to Consolidated Financial Statements

Green Planet Bioengineering Co., Ltd.

Consolidated Statements of Cash Flows

(Stated in US dollars)

	Year ended December 31,
	2008	2007
Cash flows from operating activities
Net income	$3,350,299	$2,689,658
Adjustments to reconcile net income to net
cash provided by operating activities :
Depreciation	206,592	187,719
Amortization for intangible assets	39,546	34,147
Amortization for land use rights	22,971	20,982
Deferred taxes	16,206	2,860
Share-based compensation	182,239	-
Changes in operating assets and liabilities :
Trade receivables	(2,047,083)	(400,077)
Inventories	278,001	(162,235)
Trade payables	46,491	268,325
Other payables and accrued expenses	(202,100)	191,410
Amount due to a related party	(34,380)	37,723
Income tax payable	(139,929)	(225,002)
Deferred revenue	(14,415)	19,751

Net cash flows provided by operating activities	1,704,438	2,665,261

Cash flows from investing activities
Payments to acquire intangible assets	(245,055)	-
Payments to acquire property, plant and equipment	(1,586)	(24,732)
Deposits paid for acquisition of land use rights	-	(2,402,978)

Net cash flows used in investing activities	(246,641)	(2,427,710)

Cash flows from financing activities
Issue of common stock	140,000	-
Issue of capital by Sanming Huajian	625,290	-
Proceeds of bank loans	288,300	-
Repayments of bank loans	(288,300)	(1,316,700)
New other loans	-	526,680
Repayments of other loans	(1,917,195)	-
Proceeds of loan from government	-	131,670
Repayments of loan from government	-	(59,252)
Advances from a related party	-	460,845
Advances from a stockholder	(25,481)	26,334

Net cash flows used in financing activities	(1,177,386)	(230,423)

Effect of foreign currency translation on cash and cash equivalents	52,076	21,434

Net increase in cash and cash equivalents	332,487	28,562
Cash and cash equivalents - beginning of year	333,081	304,519

Cash and cash equivalents - end of year	$665,568	$333,081

Supplemental disclosures for cash flow information:
Cash paid for interest	$151,382	$140,248
Cash paid for Income taxes	$1,346,641	$1,524,968

See Notes to Consolidated Financial Statements

Green Planet Bioengineering Co., Ltd.

Consolidated Statements of Stockholders’ Equity

(Stated in US dollars)

					Accumulated
	Common stock		Additional		other
	Number		paid-in	Statutory	comprehensive	Retained
	of shares	Amount	capital	reserve	income	earnings	Total

Balance, January 1, 2007	14,141,667	$14,142	$4,118,926	$203,902	$199,651	$1,488,039	$6,024,660
Net income	-	-	-	-	-	2,689,658	2,689,658
Foreign currency translation	-	-	-	-	529,165	-	529,165
Appropriation to statutory reserve	-	-	-	278,010	-	(278,010)	-

Balance, December 31, 2007	14,141,667	14,142	4,118,926	481,912	728,816	3,899,687	9,243,483
Issue of capital by Sanming Huajian	-	-	625,290	-	-	-	625,290
Recapitalization	90,000	90	49,910	-	-	-	50,000
Issue of common stock for cash
- Note 15	140,000	140	139,860	-	-	-	140,000
Issue of common stock for
services rendered - Note 15	50,000	50	12,450	-	-	-	12,500
Issue of warrants for services
rendered - Note 17	-	-	169,739	-	-	-	169,739
Net income	- -	-	- -	- )11	- -	3,350,299	3,350,299 747,343
Foreign currency translation	- -	-	- -	- )11	747,343 -	-	747,343 747,343
Appropriation to statutory reserve	-	-	-	366,638	-	(366,638)	-

Balance, December 31, 2008	14,421,667	$14,422	$5,116,175	$848,550	$1,476,159	$6,883,348	$14,338,654

See Notes to Consolidated Financial Statements

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

1.

General information

Green Planet Bioengineering Co., Ltd, (the “Company”), formerly known as Mondo Acquisition II, Inc, was incorporated in the State of Delaware on October 30, 2006.

On October 24, 2008, the Company entered into an agreement with the shareholders of Elevated Throne Overseas Ltd. (“Elevated Throne”) to acquire their issued and outstanding common stocks in Elevated Throne by issuing 14,141,667 shares of its common stock.  The acquisition, which was consummated on the same day, constituted a reverse takeover transaction (“RTO”) and thereafter Elevated Throne became a wholly-owned subsidiary of the Company.  On the same day, the Company redeemed 910,000 shares of its common stock for the purpose of the RTO and the issued and outstanding shares of the Company’s common stock decreased from 1,000,000 to 90,000 with par value remaining unchanged at $0.001 each.

Elevated Throne was incorporated in the British Virgin Islands on May 8, 2008 as a limited liability company with registered share capital of $50,000, divided into 50,000 common shares of $1 par value each.  Elevated Throne formed Fujian Green Planet Bioengineering Co., Ltd (“Fujian Green Planet”) as a wholly foreign-owned enterprise under the laws of the People’s Republic of China (the “PRC”) on July 25, 2008.

PRC law places certain restrictions on roundtrip investments through the acquisition of a PRC entity by PRC residents. To comply with these restrictions, in conjunction with the RTO, the Company, via Fujian Green Planet, entered into and consummated certain contractual arrangements with Sanming Huajian Bio-Engineering Co., Ltd (“Sanming Huajian”) and their respective stockholders pursuant to which the Company provides Sanming Huajian with technology consulting and management services and appoints its senior executives and approves all matters requiring shareholders’ approval.  As a result of these contractual arrangements, which obligates Fujian Green Planet to absorb a majority of the risk of loss from the activities of Sanming Huajian and enables Fujian Green Planet to receive a majority of its expected residual returns, the Company accounts for Sanming Huajian as a variable interest entity (“VIE”) under FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (the “VIE Arrangement”).

Sanming Huajian was organized under the laws of the PRC on April 16, 2004 under the name of Sanming Zhonjian Biological Technology Industry Co., Ltd as a domestic corporation. It is classified as a non-joint capital stock corporation and therefore the capital stock, consistent with most of the PRC corporations, are not divided into a specific number of shares having a stated nominal amount. On January 29, 2008, the paid-up capital of Sanming Huajian increased from $4,133,068 to $4,758,358 as a result of the capital injection from stockholders. Sanming Huajian is owned by Mr. Zhao Min, Ms. Zheng Minyan and Jiangle Jianlong Mineral Industry Co., Ltd with equity interest of 35%, 36% and 29% respectively. Mr. Zhao and Ms. Zheng collectively own more than 90% of the Company’s issued and outstanding common stock after the RTO.

The reverse takeover accounting was used to account for the RTO and the VIE Arrangement as Sanming Huajian was under common control of Mr. Zhao and Ms. Zheng before and after the VIE Arrangement. These financial statements, issued under the name of the Company, represent the continuation of the financial statements of Sanming Huajian. Accordingly, the comparative information of the consolidated balance sheets, statements of income and comprehensive income, cash flows and stockholders’ equity for the year ended December 31, 2007 represented those of Sanming Huajian.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

1.

General information (Cont’d)

Following the RTO and the VIE Arrangement, the Company is primarily engaged in the manufacture, marketing and sale of extracts from tobacco leaves residues. The Company's products include Solanesol, Nicotine Sulphate, organic pesticides, organic fertilizers, CoQ10 (raw format) and a patented organic health supplement called “Paiqianshu”, Paiqianshu comes in both liquid and pill forms and it’s made from natural green barley shoot extraction. The Company operates manufacturing and distribution primarily in the PRC.

2.

Summary of significant accounting policies

Principles of consolidation and basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the accounts of the Company, its subsidiaries and its 100% VIE Sanming Huajian. All significant intercompany accounts and transactions have been eliminated.

Certain prior year balances in the consolidated statements of income and comprehensive income have been reclassified to conform to current year presentation. For the year ended December 31, 2007, we reclassified $200,204 from administrative expenses to research and development expenses. These reclassifications have no effect on net income as previously presented.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  These estimates and assumptions include, but are not limited to, the valuation of trade receivables, inventories, deferred taxes and warrants granted, and the estimation on useful lives and realizability of intangible assets and property, plant and equipment.  Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade receivables.  As of December 31, 2008 and 2007, all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.  With respect to trade receivables, in order to reduce its credit risk, the Company has adopted credit policies, which include the analysis of the financial position of its customers and a regular review of their credit limits.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

2.

Summary of significant accounting policies (Cont’d)

Concentrations of credit risk (cont’d)

During the reporting periods, customers represented 10% or more of the Company’s sales revenue are as follows:-

	Year ended December 31,
	2008	2007

Customer A	$1,639,419	$1,643,646
Customer B	1,620,752	1,525,938
Customer C	1,599,553	843,697
Customer D	1,593,839	1,400,947
Customer E	1,260,189	-
Customer F	1,110,197	1,257,620
Customer G	1,030,774	1,387,256

	$9,854,723	$8,059,104

Details of customers for 10% or more of the Company's trade receivables are:-

	As of December 31,
	2008	2007

Customer A	$531,047	$403,473
Customer B	700,614	237,253
Customer C	614,022	232,038
Customer D	569,392	304,400
Customer E	547,006	-
Customer F	730,430	494,847
Customer G	653,892	441,978

	$4,346,403	$2,113,989

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  As of December 31, 2008 and 2007, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

2.

Summary of significant accounting policies (Cont’d)

Allowance for doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade and other receivables.  A considerable amount of judgment is required in assessing the amount of the allowance, the Company considers the historical level of credit losses and applies percentages to aged receivable categories.  The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future.  If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting periods, the management establishes the following rates of general provision provided on gross amount of trade and other receivables :-

Rate

Aged within 1/2 year	0%
Aged over 1/2 year but within 1 year	5%
Aged over 1 year but within 3 years	20%
More than 3 years	100%

Additional specific provision is made against trade and other receivables aged less than 1 year to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company extends unsecured credit to customers ranging from three to six months in the normal course of business. The Company does not accrue interest on trade accounts receivable.

No allowance for doubtful debts was provided for during the years ended December 31, 2008 and 2007.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on a weighted-average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition.  In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase with its projected demand requirements; decrease due to market conditions, product life cycle changes. During the reporting periods, all of the Company’s products are saleable with high profit margins, the Company did not make any allowance for slow-moving or defective inventories.

No allowance of obsolete inventories was provided for during the years ended December 31, 2008 and 2007.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

2.

Summary of significant accounting policies (Cont’d)

Intangible assets

Intangible assets are stated at cost less accumulated amortization.  Amortization is provided on a straight-line basis over their estimated useful lives. The principal amortization periods are as follows:-

Amortization period

Technologies	5 to 10 years
Software	5 years

The Company periodically reviews the original estimated useful lives of long-lived assets and makes adjustments when appropriate. Intangible assets with finite useful lives are tested for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. The Company evaluates its intangible assets for impairment by comparing the future undiscounted cash flows of the underlying assets to their respective carrying amounts.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives. The principal depreciable periods are as follows :-

Depreciable period

Buildings	20 years
Plant and machinery	10 years
Office equipment	5 years
Motor vehicles	5 years

Construction in progress represents buildings and machinery under construction, which is stated at cost less any impairment losses, and is not depreciated.  Cost comprises the direct costs of construction.  Construction in progress is reclassified to the appropriate category of property, plant and equipment when completed and ready for use.

Maintenance or repairs are charged to expense as incurred.  Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Land use rights

Land use rights are stated at cost less accumulated amortization.  Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

2.

Summary of significant accounting policies (Cont’d)

Impairment of long-lived assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.  During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Revenue recognition

The Company generates revenue from sales of extracts from tobacco leaves residues. Revenue is recognized when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Deferred revenue

Deferred revenue represents subsidy income received from the government.  It mainly consisted of receipt of granted funds to subsidize the Company’s research and development activities and recognized as income when the relevant criteria are met.

Cost of sales

Cost of sales consists primarily of materials costs, freight charges, purchasing and receiving costs, inspection costs, wages, employee compensation, depreciation and related costs, which are directly attributable to the production of products.

Selling expenses

Selling expenses mainly consist of advertising, commission, entertainment, salaries, and traveling expense which are incurred during the selling activities.

Advertising and research and development expenses

Advertising and research and development expenses are charged to expense as incurred.

Advertising expenses amounting to $nil and $527 for the years ended December 31, 2008 and 2007 respectively are included in selling expenses.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

2.

Summary of significant accounting policies (Cont’d)

Stock-based compensation

The Company follows the provisions of SFAS No. 123R, “Share-Based Payment”, which requires the use of the fair value method of accounting for share-based compensation. Under the fair value based method, compensation cost related to employee stock options or similar equity instruments which are equity-classified awards, is measured at the grant date based on the value of the award and is recognized over the requisite service period, which is usually the vesting period. SFAS 123R also requires measurement of cost of a liability-classified award based on its current fair value.

The fair value of warrants granted is determined using the Black-Scholes model. Under this model, certain assumptions, including the risk-free interest rate, the expected life of the warrants and the estimated fair value of the Company’s common stock and the expected volatility, are required to determine the fair value of the warrants. If different assumptions had been used, the fair value of the warrants would have been different from the amount the Company computed and recorded, which would have resulted in either an increase or decrease in the compensation expense.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes”.  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share”.  Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented.  The weighted average number of shares of the Company represents the common stock outstanding during the reporting periods.

Diluted earnings per share are computed using the sum of weighted average number of shares outstanding and dilutive potential shares outstanding during the periods presented. During the year ended December 31, 2008, dilutive potential shares included warrants issued to consultants.  There were no dilutive potential shares during the year ended December 31, 2007.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

2.

Summary of significant accounting policies (Cont’d)

Comprehensive income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Components of comprehensive income include net income and foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is Renminbi (“RMB”) and RMB is not freely convertible into foreign currencies.  The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transactions.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income/loss for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in accumulated other comprehensive income, a component of stockholders’ equity.  The exchange rates in effect as of December 31, 2008 and 2007 were RMB 1 for $0.1467 and $0.1371 respectively.  There was no significant fluctuation in exchange rate for the conversion of RMB to United States dollars after the balance sheet date.

Fair value of financial instruments

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, and accordingly, does not require any new fair value measurements.  Subsequently, the FASB issued FSP FAS 157-2 which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The Company adopted SFAS 157 on January 1, 2008. The adoption of SFAS 157 did not impact the Company’s financial position, results of operations or cash flows.

The Company considers the carrying values reported in the consolidated balance sheet for current assets and current liabilities qualifying as financial instruments approximate their fair values due to the short-term maturity of such instruments.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

2.

Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”.  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date.  The fair value option may be elected on an instrument-by-instrument basis, with few exceptions.  SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities.  The requirements of SFAS 159 are effective for the Company’s fiscal year beginning January 1, 2008.  The Company did not elect the fair value option described in SFAS 159 for financial instruments and certain other items.

In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  The guidance will become effective for the fiscal year beginning after December 15, 2008.  The management is in the process of evaluating the impact that SFAS 141 (Revised) will have on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51”.  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  The guidance will become effective for the fiscal year beginning after December 15, 2008.  The management is in the process of evaluating the impact that SFAS 160 will have on the Company’s financial statements upon adoption.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an Amendment to FASB Statement 133”.  SFAS 161 provides new disclosure requirements for an entity’s derivative and hedging activities.  SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008.  The management is in the process of evaluating the impact that SFAS 161 will have on the Company’s financial statements upon adoption.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”.  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP.  SFAS 162 is effective on November 15, 2008.  The adoption of the statement did not result in a change in the Company’s current practices.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

3.	Finance costs	Year ended December 31,
		2008	2007

	Bank loan interest	$7,592	$8,907
	Other loan interest	143,790	131,341
	Bank charges	432	108

		$151,814	$140,356

During the years ended December 31, 2008 and 2007, loan interest expenses paid to a related company were $37,840 and $34,563 respectively.

4.

Income taxes

United States

The Company is subject to the United States of America Tax law at tax rate of 40.7%.  No provision for the US federal income taxes has been made as the Company had no taxable income in this jurisdiction for the reporting periods.

BVI

Elevated Throne was incorporated in the BVI and, under the current laws of the BVI, is not subject to income taxes.

PRC

The PRC’s legislative body, the National People’s Congress, adopted the unified Corporate Income Tax Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008.  Under the new tax law, a unified income tax rates is set at 25% for both domestic enterprises and foreign-invested enterprises.

Accordingly, Fujian Green Planet and Sanming Huajian, both of which are established in the PRC, are subject to PRC enterprise income tax (“EIT”) at the rate of 25% on their assessable profits in year 2008.

In 2007, Sanming Huajian was subject to PRC EIT at the rate of 33%.

The components of the provision for income taxes are:-

	Year ended December 31,
	2008	2007

Current taxes - PRC	$1,206,713	$1,299,966
Deferred taxes	16,206	2,860

	$1,222,919	$1,302,826

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

4.

Income taxes (Cont’d)

The effective income tax expense differs from the PRC statutory income tax rate of 25% (2007: 33%) in the PRC as follows :-

	Year ended December 31,
	2008	2007

Income before income taxes	$4,573,218	$3,992,484

Provision for income taxes at PRC EIT rate of 25%
(2007: 33%)	$1,143,305	$1,317,520
Items not deductible for tax purpose	79,614	-
Items not taxable for tax purpose	-	(6,081)
Tax rate change	-	(8,613)

Income tax expense	$1,222,919	$1,302,826

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach.  The Company adopted FIN 48 on January 1, 2007. The management evaluated the Company’s tax positions and considered that no additional provision for uncertainty in income taxes was necessary as of December 31, 2008.

Deferred tax assets as of December 31, 2008 and 2007 composed of the following :-

	As of December 31,
The PRC	2008	2007
Current deferred tax assets :
Decelerated amortization of land use rights	$2,608	$1,494
Decelerated amortization of intangible assets	2,200	4,776
Provision of expenses	26,835	16,310

	$31,643	$22,580)

Non-current deferred tax assets :
Accelerated amortization of intangible assets	$(4,951)	$8,591
Provision of expenses	13,928	22,204

	$8,977	$30,795

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

5.

Earnings per share

The basic earnings per share is calculated using the net income and the weighted average number of shares outstanding during the reporting periods. All share and per share data have been adjusted to reflect the recapitalization of the Company in the RTO.

The diluted earnings per share for the year ended December 31, 2008 is based on the net income of the year and the weighted average number of shares of 15,220,563 outstanding during the year after adjusting for the number of 1,026,732 dilutive potential ordinary shares.  The number of 5,578,333 share warrants granted to several consultants are included in the calculation.

There was no dilutive instrument outstanding during the year ended December 31, 2007.  According the basic and diluted earnings per share are the same.

6.	Inventories	As of December 31,
		2008	2007

	Raw materials	$101,280	$333,945
	Work-in-progress	294,798	301,417
	Finished goods	35,491	32,370

		$431,569	$667,732

7.	Intangible assets	As of December 31,
		2008	2007

	Technologies - Note 7(a)	$286,065	$185,085
	Software	3,183	2,975

		289,248	188,060
	Accumulated amortization	(130,089)	(83,964)

	Net	$159,159	$104,096

Notes :-

(a)

The technologies were purchased from third parties for producing products, Solanesol and Organic Green Barley Supplements (Paiqianshu). The application of related patent is in process and has been initially accepted by the relevant government department.

(b)

During the years ended December 31, 2008 and 2007, amortization charge amounted to $39,546 and $34,147 respectively.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

7.

Intangible assets (Cont’d)

(c)

The estimated aggregate amortization charge of intangible assets for the five succeeding years is as follows :-

Year

2009	$46,847
2010	32,177
2011	11,003
2012	11,003
2013	11,003

$112,033

8.	Property, plant and equipment	As of December 31,
		2008	2007

	Buildings - Note 8(a)	$1,928,892	$1,802,666
	Plant and machinery	860,407	804,102
	Office equipment	97,514	91,132
	Motor vehicles	92,851	86,776

		2,979,664	2,784,676
	Accumulated depreciation	(546,505)	(314,254)

		2,433,159	2,470,422
	Construction in progress - Note 8(b)	710,908	662,879

	Net	$3,144,067	$3,133,301

Notes:-

(a)

Property certificates of buildings with carrying amount of $1,697,425 as of December 31, 2008 are yet to be obtained. The application of legal title is in process and the management expects there will be no legal hindrance in obtaining the legal title and no extra cost will be incurred.

(b)

Construction in progress mainly comprises capital expenditures for construction of the Company’s new office and machinery.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

8.

Property, plant and equipment (Cont’d)

Notes :-

(c)

During the reporting periods, depreciation is included in:-

	Year ended December 31,
	2008	2007

Cost of sales	$116,137	$106,052
Administrative expenses	90,455	81,667

	$206,592	$187,719

9.	Land use rights	As of December 31,
		2008	2007

	Land use rights	$7,901,606	$7,384,528
	Accumulated amortization	(60,392))	(34,592))

		$7,841,214	$7,349,936

The carrying amount of land use rights as of December 31, 2008 comprised three land use rights, which were acquired for building factories and offices, with carrying amounts of $966,502, $97,172 and $6,777,540 respectively. The legal title of the second and third land use rights with carrying amount of $6,874,712 has not yet been transferred to the Company.  The application of legal title is in process and the management expects there will be no legal hindrance in obtaining the legal titles and no extra cost will be incurred.

The land use right with carrying amount of $6,777,540 has not been used and developed.  Accordingly, no amortization was provided for the reporting periods.

During the years ended December 31, 2008 and 2007, amortization charge amounted to $22,971 and $20,982 respectively and was included in administrative expenses.

The estimated amortization charge of land use rights for the five succeeding years is as follows :-

Year

2009	$81,905
2010	163,845
2011	163,845
2012	163,845
2013	163,845

$737,285

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

10.	Other payables and accrued expenses	As of December 31,
		2008	2007

	Rental payable	$1,834	$1,542
	Salaries payable	59,497	60,219
	Other accrued expenses	61,707	201,394
	Value-added tax payable	134,078	178,956
	Land use rights payable - Note 10(a)	1,004,895	939,135
	Other payables	-	2,861

	Total	$1,262,011	$1,384,107

	Current portion	$1,262,011	$499,812
	Non current portion : Land use rights payable - Note 10(a)	-	884,295

		$1,262,011	$1,384,107

Note :-

(a)

The payable is interest-free and repayable by instalments with last payment due on December 31, 2009.

11.

Amounts due to a related party and a stockholder

The amounts are interest-free, unsecured and repayable on demand.

12.

Loan from a related party

The loan from a related company was interest-bearing at 7.5% per annum and unsecured.  The Company fully repaid the loan during the fiscal year 2008.

13.

Short-term other loans

These other loans were borrowed from third parties and unsecured, and bore interest at fixed rate of 7.5% per annum. The Company fully repaid the loans during the fiscal year 2008.

14.

Loan from government

The government loan is designated for a research project, and is interest-free, unsecured and repayable within one year.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

15.

Common stock

On October 20, 2008, the Company issued 140,000 shares of its common stock to an unrelated investor at $1 per share for an aggregate cash inflow of $140,000.

On October 31, 2008, the Company issued 50,000 shares of its common stock to two consultants in return for services rendered. The valuation of common stock issued for services was based upon value of the services rendered of $12,500.

16.

Statutory reserve

The Company’s statutory reserve comprise statutory reserve fund of Sanming Huajian.

In accordance with the relevant laws and regulations of the PRC, Sanming Huajian and Fujian Green Planet are required to set aside at least 10% of their after-tax net profit each year, if any, to fund the statutory reserve until the balance of the reserve reaches 50% of their respective registered capital.  The statutory reserve is not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses.

17.

Stock-based compensation

During the year ended December 31, 2008, the Company recognized total stock-based compensation of $182,239 in connection with common stocks issued (Note 15) and warrants granted to several consultants to reward for services.

The Company granted certain consultants warrants to purchase in aggregate 5,578,333 shares of its common stock during the fiscal year 2008. The exercise price of 4,718,333 warrants granted in October 2008 is $0.001 while the remaining 860,000 warrants granted in December 2008 is $0.01. All warrants expire in 5 years from the respective dates of grant.

The aggregate fair value of the warrants granted was $169,739 at the dates of grant, which was determined using the Black-Scholes option valuation model with the following assumptions: risk-free interest rate of 3.61% to 4.56%, volatility of 60% and expected life of 5 years. The Company recognized a charge of $169,739 in the consolidated statement of income and comprehensive income during the year in relation to these warrants.

The warrants were not exercised after the respective dates of grant and remained outstanding as of December 31, 2008.

There were no estimated forfeitures as the warrants were fully vested on the time of grant.  SFAS 123R requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

18.

Defined contribution plan

Pursuant to the relevant PRC regulations, the Company is required to make contributions at a rate of 29% of the average salaries for the latest fiscal year-end of Fujian Province to a defined contribution retirement scheme organized by a state-sponsored social insurance plan in respect of the retirement benefits for the Company's employees in the PRC. The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan.  No forfeited contribution is available to reduce the contribution payable in the future years.  The defined contribution plan contributions were charged to the consolidated statements of income and comprehensive income.

The Company contributed $45,323 and $41,144 for the years ended December 31, 2008 and 2007 respectively.

19.

Commitments and contingencies

(a)

Capital commitments

As of December 31, 2008, the Company had capital commitments contracted but not provided for in the consolidated financial statements in respect of the followings:-

	As of December 31,
	2008	2007

Acquisition of plant and machinery	$53,545	$50,042
Acquisition of intangible assets	161,370	-

	$214,915	$50,042

(b)

Operating lease arrangements

As of December 31, 2008, the Company had two non-cancelable operating leases for its office premises.  The leases will expire in 2010 and the expected payments are as follows:-

Year	As of December 31,
	2008	2007

2008	$-	$10,865
2009	12,506	11,688
2010	10,306	9,631

	$22,812	$32,184

The rental expense relating to the operating leases was $11,424 and $4,641 for the years ended December 31, 2008 and 2007 respectively.

Green Planet Bioengineering Co., Ltd.

Notes to Consolidated Financial Statements

(Stated in US dollars)

20.

Segment information

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company is solely engaged in the manufacture, marketing, sale and distribution of extracts from tobacco leaves residues.  Since the nature of the products, their production processes, the type of their customers and their distribution methods are substantially similar, management considers they are as a single reportable segment under SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”.

All of the Company’s long-lived assets and revenues classified based on the customers are located in the PRC.

21.

Related party transactions

Apart from the transactions as disclosed in notes 3, 11 and 12 to the consolidated financial statements, during the years ended December 31, 2008 and 2007, the Company entered into the following transaction with a related company, in which a stockholder, who is also the director of the Company, has a beneficial interest :-

	Year ended December 31,
	2008	2007

Rental expenses	$3,460	$3,160